IQSTEL Inc.

Q4 2025 and Full Year 2025 Financial Results

Event Date/Time: April 7, 2026 — 8:30 a.m. E.T.

Length: 39 minutes

Corporate participants

Ethan Walfish

SW Investor Relations — Head of Investor Relations

Leandro Iglesias

IQSTEL Inc. — Chief Executive Officer

Alvaro Quintana

IQSTEL Inc. — Chief Financial Officer

Conference Call Participants

Barry Sine

Litchfield Hills Research — Analyst

2

PRESENTATION

Operator

Thank you for standing by. At this time, I would like to welcome everyone to the IQSTEL Investor Conference Call to discuss Q4 2025 and full year 2025 financial results. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press *, followed by the number 1 on your telephone keypad. If you would like to withdraw your question, press *, 1 again.

I would now like to turn the conference over to Ethan Walfish, Head of Investor Relations.

Sir, the floor is yours.

Ethan Walfish — Head of Investor Relations, SW Investor Relations

Good morning, and thank you for joining IQSTEL’s fourth quarter and full year 2025 earnings call. Joining me today, I’m pleased to have Leandro Iglesias, Chief Executive Officer; and Alvaro Quintana, Chief Financial Officer.

The recording of today’s call will be archived and available in the Investor Relations portion of our website for a minimum of 30 days.

During the call, we will make forward-looking statements, such as dialogue regarding our revenue expectations or forecasts for remaining quarters in the full fiscal year of 2026 and 2027. These statements are based on our current expectations and information available as of today and are subject to a variety of risks, uncertainties, and assumptions.

3

Actual results may differ materially as a result of various risk factors that have been described in our periodic filings with the SEC. As a result, we caution you against placing undue reliance on these forward-looking statements.

We assume no obligation to update any forward-looking statements as a result of new information or future events, except as required by law. In addition, other risks are more fully described in the IQSTEL’s public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

Yesterday, April 6, 2026, the Company filed the SEC its Form 10-K for Q4 and full year 2025 and, afterwards, issued a press release announcing those financial results. So participants of this call, who may not have already done so, may wish to look at those documents as we provide a summary of the results on this call.

With that, I will now turn the call over to our CEO, Leandro Iglesias.

Leandro Iglesias — Chief Executive Officer, IQSTEL Inc.

Thank you very much, Ethan. Thank you.

Let’s talk a little bit about the strategic overview of the Company. And 2025 has been a year of strong execution and continued growth for IQSTEL.

We have successfully expanded our global business platform, reaching approximately $316.9 million in revenue, representing 11.9 percent year-over-year growth, while strengthening our equity position by 37 percent.

But more importantly than the numbers, we have built a high scalable global commercial platform. Today, IQSTEL reaches over 600 of the largest telecom operators worldwide, has access to approximately 2.3 billion end users through our customers, operates across 21 countries and multiple regions.

4

This is not just a telecom operation. This is a global distribution platform. Over the past year, we have grown from tens of million dollars in revenue to a current $400 million run rate revenue, building the foundation for the next phase of our company.

We are entering nowadays in the new stage of the Company that we named the transition of the Company. This transition phase, the first phase, was about the building the platform and scaling the revenue. And the second phase, where we are today, is about expanding the EBITDA and profitability.

Our core businesses, Telecom and Fintech, are already generating over $2.7 million adjusted EBITDA, providing the strength of our model, now also operating with clean capital structure, with no convertible notes and no warrants. This gives us a very solid foundation to grow efficiently and create shareholder value.

From operational perspective, we continue to improve both scale and efficiency. SMS traffic increased from 13.9 billion to 17.4 billion messages, representing 25.18 percent growth, reinforcing our focus on higher-margin services.

At the same time, gross margin improved significantly, increasing 26.28 percent from 2.74 percent to 3.46 percent, driven by a better service mix, increased focus on higher-margin segments, and operational efficiency improvements. Additionally, our company routing and platform consolidation strategy are contributing directly to margin expansion.

I want to take a moment to emphasize what we believe is the most important asset of our company is our business platform. We already have trusted relationships with global telecom partners, a proven B2B sales engine, and a global footprint. This allows us to deploy new service globally, scale quickly without heavy investment, and increase revenue per customers. And this is what makes IQSTEL unique.

5

This margin growth strategy we are leveraging this platform to introduce high-tech, high-margin services, including artificial intelligence, cybersecurity, digital health. These services share key characteristics. All of them have recurring revenue models, higher margin, and strong scalability. And most importantly, they can deploy through our existing customer base. We don’t need to build a distribution channel; we already have it.

We are particularly excited about our entry into the digital health market. This is a multibillion-dollar global opportunity, driven by aging populations, rising healthcare costs, and the shift toward remote care. By leveraging our Telecom platform, we believe that we can become in a key distribution channel for digital health services globally.

Even under conservative assumptions, including penetration of less than 1 percent of our reachable base of 2.3 billion users, this represents a multibillion-dollar revenue opportunity over time. And this is a very important step in our transformation into a high-tech platform company. We will provide in more details on this vertical in the near future.

Looking forward, our strategy remains clear: achieve $1 billion in revenue within the next 24 months, expand EBITDA through higher-margin services, and continue strengthening our balance sheet. We believe that we are in very strong position to execute this plan.

In summary, we have built the platform. Now we’re expanding the margins, and we are entering in a new high-growth vertical. We believe that this combination creates a very compelling opportunity for long-term shareholders and value creation.

Thank you.

Alvaro Quintana — Chief Financial Officer, IQSTEL Inc.

Thank you, Leandro. From a financials perspective, we are pleased with our performance during 2025. For 2025, IQSTEL delivered another year of scale expansion and margin improvement, driven by disciplined execution across all business lines.

6

Revenue reached $316 million, up 12 percent year over year, with QXTEL contributing 39 percent of total revenue and validating our acquisition strategy with immediate material impact.

Our gross margin increased 14 percent, rising to $9.46 million, supported by the decisive shift toward higher-margin SMS and Fintech revenue, as well as routing efficiencies across the group. SMS volume surged 25 percent, reinforcing this margin trajectory and positioning us for continued expansion.

Telecom remained a profitable engine, generating $1.9 million in operating income, while Fintech delivered $27.9 million in its first full year, an important diversification milestone that strengthens our revenue mix and reduces dependency on legacy voice.

We closed the year with positive working capital of $1.56 million, a stable liquidity position, interoperational controls across subsidiaries, integration synergies from QXTEL and GlobeTopper are already flowing through P&L, and we expect additional leverage as we scale artificial intelligence commercialization.

Our financial posture is clear. We are growing. We are expanding margins. We are building a more diversified, higher-quality revenue base. The foundation is in place for continued acceleration. We remain focused on operational discipline, efficiency, and profitability.

Ethan Walfish

Thank you, Alvaro. And with that, we are now ready to take questions.

Q&A

Operator

Thank you. We will now begin the question-and-answer session. If you would like to ask a question, please press *, then the number 1 on your telephone keypad to raise your hand and join the queue. If you would like to withdraw your question, simply press *, 1 again.

Your first question comes from Barry Sine with Litchfield Hills Research. Your line is open.

7

Barry Sine — Litchfield Hills Research

Hey. Hello, gentlemen. Couple questions, if you don’t mind. First of all, a very exciting announcement on digital healthcare, and I’m looking forward to the additional details, but a couple questions on that.

So if I think about that market, obviously a huge market. One opportunity is obviously telemedicine, although you do need to still have a human licensed doctor on the other end. You talk in your announcement about data over IoT devices for healthcare monitoring and also predictive technology.

Could you give us a little more—and I guess you’re going to roll out more information at the telecom conference in May in Washington—could you give us a little more information on what you’re looking to do? What those services are likely to entail? Will they be telemedicine? What are you looking to do in healthcare?

Leandro Iglesias

Thank you, Barry. Thank you very much for being here and asking this question. Well, listen, we are really excited about this opportunity. We are in the process to adding value to our current business relations that we have with the largest telecommunications companies around the world. And basically, one of the things that we identify is that all of them are needing services for the aging people in order to supervise the information, the signal, the vital signals of the aging people, where they are, if they slip in the floor or something.

And in that sense, today, we issued a press release because we reached an MOU with a Taiwan company that is providing not only the technology; they provide the devices for all the aging people. That basically, they are entering in—gathering the information using the telecom networks and offering to the end users in the telecom, in the mobile users, to using like a watch or another devices, gathering information about all the vital information, and entering this information into an AI platform and analyze the situation and call to emergencies or asking for supervising, and these kind of services is that we are going to offer.

8

At this point, we reached an agreement, already an agreement with this company. We are working on the products and services, and we are planning to launch them in 40 days in the International Telecom Week in Washington. And our idea is to offer to our customers a solution they can offer to the end users and taking advantage that we have built these relations that our customers trust in us.

And we are going to offer something very valuable for the end users: this collecting data and monitoring the health of the aging people. So that’s the strategy that we are following. At this point, we are working in the portfolio of products that we are going to launch and preparing all the marketing materials, but we are really excited about this opportunity, Barry.

Barry Sine

Okay. Then for—

Alvaro Quintana

And let me add something about this, Barry. Remember, we have 600 interconnections agreements with the biggest mobile and telecom operators around the world. They serve 2.3 billion end users. So just imagine the huge opportunity that we have here by providing our customers, the telecom operators, the opportunity to pass through their end users these kinds of services and devices. This is where the opportunity lies.

Barry Sine

Okay. That’s very helpful. I wanted to also ask a question. If we look at the results that you’ve just reported—and I haven’t read the 10-K yet; seen the 10-K yet, and that’ll have a lot more detail—but over the last couple of years, you’ve done a number of acquisitions. I don’t know if my number’s right, but I count nine major acquisitions.

And you still, when we’ve talked, they were different software platforms. You were looking to, first of all, get everything onto an integrated voice platform. Then you were going to do SMS next. If you could give us a sense of where we are on that integration process. What are the financial impacts? Are there still margin improvements to come in 2026 and future as a result of that integration? Is it all done?

9

And then also, on those prior acquisitions, you have a lot of acquisitions where you initially bought 51 percent, but you have the rights to go up to 49 percent. Where are we on that process? And particularly, the one I’m really interested, obviously, is QXTEL. So if you could talk a little about that, please?

Leandro Iglesias

Sure, Barry. But, listen, this is not a question. This is like three questions, so no problem. We are going to try to address all of them. Listen, our first—let’s start talking about the minority interest acquisitions that we are in the process to perform.

In some of the companies that we acquired at 51 percent, we have been working with them in the process to complete the acquisition of the minority interest because our vision is to create one single big corporation with all the services in order to reduce the technical and technological platform costs, reduce the executive payroll, increase the synergies, maximize the opportunities between the different markets, and different traffic that we have in the switch.

So this is something that we are in the process, and we are going to execute this plan this year. Our idea is to close those acquisitions, and we have the goal to take the control about the 100 percent on the companies that is going to represent the 95 percent of our revenue and the 95 percent of our EBITDA and net income and cash. So it is something that is going to happen, is planned to going to happen this year. And this is something that is very valuable to us in order to gather all of our operations and create the maximum synergies possible.

But at the same time, we have been working on getting one single platform for all the subsidiaries. At this point today, we have three full subsidiaries running in the same platform. That is QXTEL, ETELIX and SWISSLINK. They are running in full in the whole business for the voice. And we are moving the SMS business too this year. That’s the plan.

So we are going to have like the 95 percent of the revenue and the EBITDA in one single platform too. So our idea is clear, is to create a corporation having everything in one platform and increase the synergies and reduce the cost.

10

The initial impact that we have predicted for having all the companies in one single platform is in two avenues. The first avenue is in cost reductions about the technological side. And the second avenue is about the synergies that you are going to create and having this seamless management through the different companies and interconnections and all the things.

Listen, we have been doing this process for almost a year. We started in 2025, and this process has been complex process. Remember that when we say that we have 600 high-value interconnections with the largest telecommunications companies around the world, we are talking about technical interconnections, security standpoints, commercial standpoints, agreements standpoints.

So to move everything to one single platform is something that we’ve started. And listen, we don’t want to miss anything of the opportunities in this process. And we have to be—this has to be done seamless in order for our customers and our vendors and our employees too.

So at this point, the plan is having the 100 percent of the companies for the 95 percent and 5—and 95 percent of the revenue and the EBITDA and net income. And the 95 percent of the revenue is going to be in one single platform. And we are in this process.

And I’m giving you a number that is our expectations. I believe that Alvaro could drill down this number. But we think that we are going to save around $500,000, $0.5 million per year, just in savings and cost reductions for having everything one single platform.

I don’t know, Alvaro, if you can give more details about all this strategy.

Alvaro Quintana

Sure. Barry, there is a figure that you will see in the 10-K. That is the intercompany revenue is showing in a couple of tables in the 10-K. And that number went from $22 million in 2024 to $41 million in 2026. So we almost doubled the business that is being done among all our subsidiaries. That means, in practical sense, that, for example, ETELIX is sending traffic to SWISSLINK or QXTEL or Whisl or smarvis, taking advantage of better cost termination and better quality.

11

So that’s a clear example of how we are managing the synergies among all our subsidiaries. That is also impacting our gross margin percentage that increased 26 percent from 2024 to 2025. So synergies are there. We are proving our business model is working.

And, as Leandro mentioned, we are just in the first phase. Now we are implementing a reduction in operational costs, administrative costs. We are finalizing the integration in just one, switching platform for all subsidiaries or most of them. So I think the numbers are right and are already impacting our own financial results.

Barry Sine

Okay. That’s very helpful. My next question, you have recently publicly laid out a roadmap for acquisitions in 2026. And, Leandro, I know that in the past, almost all of your acquisitions, maybe all of them, have been of companies where you’ve been in the business for many decades, and you’ve made a lot of relationships. And most of the acquisitions in the past have been companies that were run by people that you’ve known and worked with for many, many years. Is that still the model?

And then the acquisitions that you’ve laid out for this year, are you still leveraging that? And then how many more of these do you have in your back pocket that you could pull the trigger on, companies where you know the CEO, you work with them, and you could grow the Company through acquisition?

Leandro Iglesias

Thank you, Barry. You put me in a tough situation, telling this to the—let me try to answer this without saying something that I cannot say. Well, listen, the path of our company is clear. We have the intention to acquire a couple of companies, and we have the goal to reach the $50 million EBITDA run rate for this year.

So to do that, we have two acquisitions in the radar. One has been already negotiated. We are entering in the purchase agreement. But it’s something that we are going to do this year, that is going to be a new thing for the shareholders, is when we are going to send a proxy to the shareholders, explaining all the economics of behind this acquisition to get the approval from them. That’s the first thing, so.

12

But each of them is going to add around $5 million to $6 million EBITDA. And in both cases, we are talking about three to four years payment terms contingency to results. So it’s something that is not going to put pressure in our cash flow and is going to be very manageable for—managed for us those acquisitions.

And in one of the companies is the same case, Barry, is people that I have been working with them for 10, 15 years. And the other is a company that has been introduced by one of our subsidiaries and has a very, very strong value because it’s going to add like eight countries in penetration and something. And we are really excited about this process.

But, listen, the new here in this process is that we are going to file this to the—in a proxy and asking the—explaining to the shareholders what is going to be the decision and what economical is going to be with this acquisition. And they are going to vote about this. And we are on track on this. Listen, we have—like the current business that we have, we are in the process to having all the businesses move to one single platform, the minority interest acquisition, and third one complete those acquisitions with this.

And, listen, the big picture of this is that this picture is going to be that we are going to have present around 20, 30 countries around the world. And we are going to have like 50 to 700 larger interconnections and business relations with the largest telecom companies around the world. And we are really excited about this, all this process and everything.

But, listen, if—we have been working like in telecommunications adding fintech services at the same time. We have a lot of products and services with AI that we have been—that we have launched, and we have started to generate the traction, the commercial traction for them because we only—we want to be perceived by the market, like a high-tech telecommunications company. And we are adding AI services over our current services.

13

But more than this, in this event in Washington, we are going to launch our cybersecurity solutions for the telecom industry because we have a sibling company, that is Securium, that we are going to use their platform to sell to our customers too. And in addition, we are going to launch our digital health services too. So we are in this process of growth creating new verticals and taking advantage of the business relations that we have.

If I have to say something, summarizing in like a pitch elevator about our company, our company is way more than a telecommunication or technology company. Our company is a very sophisticated business distribution channel around all the largest telecommunications companies around the world, that we have been building these relations for years, selling millions of dollars. They trust in us, and this is the right time to taking advantage of those B2B relations with the top executives on those companies and start offering high services, high technological services and high value, high margins.

And we are like in this point that the Company is going to start to generate new revenue streams with high margin. And we are really excited about all this process, in addition, of course, of the things that I said about the acquisitions and growing our current business and improving the platform and everything. We are in this turning point for the Company, for the growing and the things that we are going to be, because we have something very valuable.

Listen, you have us, maybe too, to try to build all those relations, and maybe you need years and invest millions of dollars to try to build those relations. And this is—the business relations that we have is the real value of our company nowadays. And it’s going to be in—right now, the management is working to take an advantage of this and explore it.

Alvaro, I don’t know if you want to add anything at this point.

Alvaro Quintana

No, I think you summarized it very well.

Leandro Iglesias

Perfect.

14

Barry Sine

And one more question, if you don’t mind. Leandro, you just mentioned you’re looking to have a presence in 30 countries. One of those countries, Venezuela, is obviously very important to the Company, as well as to the executives personally, and we’ve seen some very positive changes recently in Venezuela. Do you see opportunities, as a result of the changes that are happening in Venezuela, that you can—that IQSTEL can take advantage of?

Leandro Iglesias

Sure. Well, listen, when we were talking about 30 countries, we are thinking in eight, nine countries in other continents, is different than America. But Venezuela is a particular case because Alvaro and I were born in Venezuela, even though I moved from Venezuela 12 years ago. I have been living in other countries, in Spain, so, because Spain is like the centre of our operation because we have operations in 21 countries, and it’s strategically for the operation.

But talking about Venezuela, at this point, we are exploring things, and we have been evaluating to start exploring what are going to be the participation of IQSTEL could have in Venezuela nowadays. To be completely honest, all the meetings that we have had, they see that being a NASDAQ US company, or the current political trend that Venezuela has is a strength, to be completely honest.

And we—but, listen, we want to—whatever we are going to do in Venezuela is something related with technology in high technological services, high-margin services. And we want to be sure that it’s going to be a solid step, whatever we are going to do. But of course, Barry, to be completely straightforward, we are evaluating this, but we haven’t carried this, bring this to the Board of Directors yet, because we want to have the whole plan development before to start moving ahead. It’s just a thing that we are evaluating so far.

I don’t know, Alvaro, because this is part of the things that you are leading, that you can say about this—

15

Alvaro Quintana

No, we are keeping an eye on the situation of how it’s been developing. Of course, we have a direct contact with CEOs and the C-levels in the telecom operators in Venezuela. We used to do business with them, with all of them, in the past. And of course, the opportunity is there. And we were—we are going to take advantage of our knowledge of the market, our connections. And of course, if that brings a value to our business, we are going to do it for sure.

Barry Sine

Okay. Thank you very much, gentlemen. Those are my questions.

Operator

Once again, if you would like to ask a question, please press *, then the number 1 on your telephone keypad.

That concludes our question-and-answer session. I would now like to turn the conference back over to Leandro Iglesias, President and CEO (sic) [CEO], for any further remarks.

Leandro Iglesias

Thank you. I truly believe that I want to say something to take away of this call. And we are in the process to improve the communications with our shareholders and creating value for our shareholders. We added a professional IR firm to improve the communication. And we promise that we are going to start giving these earning calls in a quarterly basis with the intention to having the opportunity to all the shareholders asking us about the Company and everything. And we are going to be keeping working on this path.

But, listen, and to take away of this call, I want to say something. We have been developing this great company that we have, creating 600 business relations with the largest telecommunications companies around the world. And we have the 2.3 billion of end users to reach through them.

And more than this, I want that you see IQSTEL more than a telecommunications company that it is entering in fintech and in other technologies. See IQSTEL like a powerful distribution channel to the largest telecommunications companies around the world to offer them high-tech, high-margin services.

16

Listen, we already have in the Company things that maybe you need years and millions dollars to invest to create those relations. And maybe you cannot make it, and we already have in the Company. And we are, right now, in the process to taking advantage of all those relations, improving value-added services and high-technology services to our customers. And we are really excited.

And we are pretty sure that, sooner than later, the market is going to understand that the real value of our company is not just the revenue and all the things that we have. It’s a commercial business platform that we have, and this distribution channel. And we are really excited about the launch of cybersecurity in 40 days and the launch of digital health services because, in the case of digital health services—and we issued a press release today about this—just using conservative projection, it’s a multibillion business opportunity for us.

And we are in this point where the Company’s going to turning the corner and start growing the business in a very fantastic way. And over the next months, you are going to see the transformation where the Company is nowadays, where the Company’s going to be becoming in a $1 billion revenue company. And we are really excited because of the moment that we are living nowadays.

And, Alvaro, do you want to add anything?

Alvaro Quintana

So, basically, say thank you to all the people that joined the call. We are very pleased with your presence here. No. We are working hard, continue doing business every day for the good of our shareholders. And basically say thank you for your support for looking after our company. Goodbye, everybody.

Leandro Iglesias

Goodbye and thank you very much for supporting and attending to this earnings call. Thank you.

Operator

This concludes today’s call. Thank you so much for attending. You may now disconnect and have a wonderful rest of your day.

17